As filed with the Securities and Exchange Commission on October 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY TANKERS LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0558026
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2nd Floor, Swan Building

26 Victoria Street,

Hamilton HM 12, Bermuda

Telephone: (441) 298-2530

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

TEEKAY TANKERS LTD. 2007 LONG-TERM INCENTIVE PLAN

TEEKAY TANKERS LTD. 2023 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Puglisi & Associates

Attention: Donald J. Puglisi

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of Teekay Tankers Ltd. (the “Registrant” or “Teekay Tankers”) are hereby incorporated by reference into this Registration Statement:

(a)

The Registrant’s Annual Report on Form 20-F for its fiscal year ended December 31, 2023, filed with the Commission on March 15, 2024 pursuant to Section 13(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)

All of the Registrant’s subsequent Annual Reports on Form 20-F filed with the Commission prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold;

(c)	The Registrant’s Reports on Form 6-K furnished to the Commission on April 19, 2024, May 10, 2024, August 2, 2024 and October 1, 2024;

(d)

All of the Registrant’s Reports on Form 6-K that the Registrant expressly identifies in such reports as being incorporated by reference into this Registration Statement, that the Registrant furnishes to the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold; and

(e)

The description of the Registrant’s Class  A common shares, par value $0.01, contained in the Registration Statement on Form 8-A filed with the Commission on December 3, 2007, as amended by the Registration Statement on Form 8-A/A filed with the Commission on October 1, 2024, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Bermuda exempted company. A Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Bermuda law further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda. The Registrant’s bye-laws (the “Bye-laws”) provide for mandatory indemnification of directors, officers, employees and agents and advancement of expenses to the fullest intent permitted by Bermuda law, including advancing expenses prior to the conclusion of the litigation provided that such payment of expenses in advance of the final disposition of the proceeding shall be made only if the commencement of the proceeding was authorized by the Board or the proceeding was brought to establish or enforce a right under the Bye-laws, any agreement, the Companies Act 1981 of Bermuda or otherwise.

Bermuda law permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to such person in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. The Bye-laws permit the Registrant to purchase insurance in accordance with Bermuda law, and we have purchased and maintain a directors’ and officers’ liability policy for that purpose.

The Bye-laws provide (i) for the exculpation and indemnification of directors, and (ii) that the shareholders waive all claims or rights of action that they might have against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except each case, (i) and (ii) in respect of any fraud or dishonesty of such director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	Memorandum of Continuance of Teekay Tankers Ltd.

4.2*	Bye-laws of Teekay Tankers Ltd.

5.1*	Opinion of Conyers Dill & Pearman Limited regarding legality of the Class A common shares being registered with respect to the Registrant’s 2007 Long-Term Incentive Plan and 2023 Long-Term Incentive Plan.

23.1*	Consent of KPMG LLP, independent registered public accounting firm of Teekay Tankers Ltd.

23.2*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Teekay Tankers Ltd. 2007 Long-Term Incentive Plan.

99.2*	Teekay Tankers Ltd. 2023 Long-Term Incentive Plan.

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Teekay Tankers Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on October 1, 2024.

TEEKAY TANKERS LTD.

By:	/s/ Kenneth Hvid
Kenneth Hvid
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Kenneth Hvid and Frans Lotz, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name or her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Kenneth Hvid Kenneth Hvid	Chair of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 1, 2024

/s/ Brody Speers Brody Speers	Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2024

/s/ Richard T. du Moulin Richard T. du Moulin	Director	October 1, 2024

/s/ Sai Chu Sai Chu	Director	October 1, 2024

/s/ David Schellenberg David Schellenberg	Director	October 1, 2024

/s/ Peter Antturi Peter Antturi	Director	October 1, 2024

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Teekay Tankers Ltd., has signed this registration statement in Newark, Delaware, on October 1, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director